Exhibit 99.2

Robert M. Ling, Jr. President and Chief Executive Officer BLing@unifiedgrocers.com	MAILING ADDRESS 2500 Sheila Street Commerce, CA 90040 www.unifiedgrocers.com

Friday, May 19, 2017

Dear Unified Member:

First, I would like to thank all of you who attended one of the recent regional Member meetings. I was pleased by the level of engagement, the great questions and the warm welcome extended to the traveling members of the Supervalu leadership team. Given the level of support I witnessed, I’m more convinced than ever that a merger with Supervalu provides the best opportunity to ensure you have a long-term, sustainable, low-cost source of products and services.

Today, we mailed proxy statements and proxy cards to each shareholder entitled to vote at the special meeting of shareholders. When you receive your proxy materials, I urge you to carefully read the details. The proxy statement contains important information about the merger as well as details about share payments. As we previously announced, subject to the terms of the merger agreement:

•	Class A and B shares will be converted into the right to receive $200.27 per share at closing, which was the exchange value at the end of the fiscal year (October 3, 2016)

•	Class E shares will be converted into the right to receive $100 per share, their stated value

I would also like to take this opportunity to mark your calendar with some key upcoming dates related to those materials:

•	Monday, June 19 – deadline for receipt of signed proxy cards

•	Thursday, June 22 – shareholder meeting (details in the proxy statement)

If you have questions about the proxy materials, please don’t hesitate to contact your Sales Representative, the Customer Satisfaction team, or any member of the Unified senior management team. We’re more than happy to answer any questions you may have.

Last but not least, please return your proxy card as soon as possible. For your convenience, members of the Sales team will also be available to collect your signed card.

Thank you once again for your support.

Very truly yours,

Bob Ling

President and Chief Executive Officer

Unified Grocers, Inc.

Additional Information and Where to Find It

The proxy statement and other relevant materials (when available), and any and all documents filed by Unified with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov[sec.gov]. In addition, shareholders may obtain free copies of the documents filed with the SEC by Unified via the Financial Information section of its website at www.unifiedgrocers.com[unifiedgrocers.com], by calling Unified toll-free at 800-242-9907 or by emailing Unified at corp.sec@unifiedgrocers.com.

Participants in Solicitation

Unified and its directors and officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Unified’s directors and executive officers is contained in Unified’s proxy statement dated January 24, 2017, previously filed with the SEC and additional information will be set forth in the proxy statement to be filed by Unified in connection with the proposed transaction.

Cautions Regarding Forward Looking Statements

All statements in this communication other than statements of historical fact are forward-looking statements, including, but not limited to, statements regarding the expected completion of the proposed transaction and the ability to consummate the proposed transaction. These forward-looking statements involve risks, uncertainties and assumptions, including that the merger may not close on the expected timeline or at all and that the announcement or pendency of the merger may adversely impact Unified’s business. Forward-looking statements speak only as of the date they are made.

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